EXHIBIT 10.1

FIRST AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

Between

Golden Matrix Group Inc.

and

Anthony Brian Goodman

THIS FIRST AMENDED AND RESTATED EMPLOYMENT AGREEMENT is made the 16th day of September, effective on the same date.

BETWEEN: Golden Matrix Group Inc. of: 3651 Lindell Road Ste D131 Las Vegas NV 89103 USA (the "Company")

AND: Anthony Brian Goodman (the “Executive”)

RECITALS:

A.

The Company and Executive previously entered into an Employment Agreement, dated as of October 26, 2020 (the “Prior Agreement”), concerning the employment of Executive as Chief Executive Officer of the Company, which the Company and Executive now desire to amend and restate in its entirety in connection with the entry into this Agreement.

B.	The Company currently employs the Executive and the Executive desires to continue to serve as Chief Executive Officer of the Company on the terms contained in this agreement.

C.

Term of Employment. Except as otherwise provided below, the Company shall employ Executive for the period commencing on the Start Date and ending on the fourth anniversary of the Start Date. At the expiration of the original term or any extended term (each a “Renewal Date”), Executive’s employment hereunder shall be extended automatically, upon the same terms and conditions, for successive one-year periods, unless either party shall give written notice to the other of its intention not to renew such employment at least three months prior to such Renewal Date.

D.

The parties agree that Executive’s employment with the Company will be “at-will” employment and may be terminated at any time with or without cause or notice, subject to the terms of this agreement. Executive understands and agrees that neither his job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of his employment with the Company. However, as described in this agreement, Executive may be entitled to severance benefits depending on the circumstances of Executive’s termination of employment with the Company as discussed below.

THE PARTIES AGREE in consideration of, among other things, the mutual promises contained in this agreement, the receipt and sufficiency of which is confirmed by the parties, to the following:

1. DEFINITIONS AND INTERPRETATION

1.1 Definitions

Accounts: means the audited profit and loss account of the Company;

Basic Salary means the basic salary package of the Executive as adjusted under clause 4.2;

First Amended and Restated Employment Agreement

Golden Matrix Group, Inc. and Anthony Brian Goodman

Board means the board of directors of the Company;

Business Day means a date other than a Saturday or Sunday, where the banks are generally open for business in Nevada.

Change of Control means the happening of any of the following without the prior written approval of Executive:

(i)

Any “Person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act of 1934, as amended (the “Exchange Act”) is or becomes the “Beneficial Owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the total voting power represented by the Company’s then outstanding voting securities;

(ii)

A merger or consolidation of the Company whether or not approved by the Board of Directors of the Company, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted or into voting securities of the surviving entity) at least 50% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets; or

(iii)

As a result of the election of members to the Board of Directors, a majority of the Board of Directors consists of persons who are not members of the Board of Directors as of the Start Date (including Executive as a member of the Board of Directors as of the Start Date), except in the event that such slate of directors is proposed by the Nominating Committee.

Notwithstanding the foregoing, if the definition of “Change of Control” in the Company’s Stock Incentive Plans or Equity Compensation Plans (each as amended from time to time) is more favorable to the Executive, then such definition shall be controlling for purposes of this Agreement.

Compensation Committee means a committee comprised of independent members of a board of directors who are responsible for setting Executive’s compensation;

Expert means an individual appointed under clause 15(a), (b) or (c), by the mutual approval of the Company and the Executive;

Group means the Company and any Subsidiary Company;

Group Company means the Company or any Subsidiary Company;

Information means any information in respect of the Company's business which is not in the public domain and includes, but is not limited to, any document, book, account, process, patent, specification, drawing, design or know-how which:

(a)	comes to the notice of the Executive in the course of the Executive's employment; or

(b)	is generated by the Executive in the course of performing the Executive's obligations.

First Amended and Restated Employment Agreement

Golden Matrix Group, Inc. and Anthony Brian Goodman

Month means calendar month;

Start Date means the 20 of August 2022;

Salary Review Date means every 12 months after the Start Date; and

Termination Date means the date when the Executive ceased to be employed by the Company.

1.2 Interpretation

In this agreement, headings are for convenience only and do not affect the interpretation of this agreement and, unless the context otherwise requires:

(a)	a reference to termination of this agreement includes a reference to termination of the Executive's contract of employment;

(b)	words importing the singular include the plural and vice versa;

(c)	words importing a gender include any gender;

(d)	other parts of speech and grammatical forms of a word or phrase defined in this agreement have a corresponding meaning;

(e)	an expression importing a natural person includes any company, partnership, joint venture, association, corporation or other body corporate and vice versa;

(f)	a reference to anything (including, but not limited to, any right) includes a part of that thing;

(g)	a reference to a party to a document includes that party's successors and permitted assigns;

(h)

a reference to a statute, regulation, proclamation, ordinance or by-law includes all statutes, regulations, proclamations, ordinances or by-laws varying, consolidating or replacing it, and a reference to a statute includes all regulations, proclamations, ordinances and by-laws issued under that statute; and

(i)	a reference to a document or agreement includes all amendments or supplements to, or replacements or novations of, that document or agreement.

2. APPOINTMENT

Executive shall serve as Chief Executive Officer of the Company pursuant to the terms of this agreement and the Executive accepts that appointment.

First Amended and Restated Employment Agreement

Golden Matrix Group, Inc. and Anthony Brian Goodman

3. DUTIES OF EXECUTIVE

3.1 General Duties

The Executive must:

(a)	devote his/her full time, attention and skill during normal business hours, and at other times as reasonably necessary, to the duties of office;

(b)	faithfully and diligently perform the duties and exercise the powers consistent with the position of a Chief Executive Officer;

(c)	provide his services in a proper, efficient, diligent and competent manner and so as to promote the development of the Company;

(d)	act at all times with the utmost good faith to promote the welfare and interests of the Company;

(e)	at all times comply with the then current business plan of the Company, as approved by the Board of Directors of the Company; and

(f)	at all times maintain accurate and complete financial records of all financial transactions undertaken in the performance of these services and in the operations of the Company.

3.2 Non-Exclusive

The Company acknowledges that the Executive will be entitled to continue his involvement with Luxor Capital LLC, Elray Resources and Articulate Pty Ltd.

4. REMUNERATION

4.1 Basic Salary

(a)

During the period that the Executive serves the Company under this agreement, the Company must pay the Executive the Basic Salary, determined under this clause 4, in equal fortnightly payments by, or as otherwise agreed between the parties.

(b)

4.2 Starting Salary

The Basic Salary is One Hundred and Fifty Eight Thousand Four Hundred Dollars per annum ($158,400.00 USD) plus Superannuation as mandated by the Australian Government - Superannuation Guarantee (Administration) Act 1992.

First Amended and Restated Employment Agreement

Golden Matrix Group, Inc. and Anthony Brian Goodman

4.3 Salary Review

(a)	The Basic Salary is subject to review by the Compensation Committee on each Salary Review Date.

(b)	The Basic Salary for the period after a review is the amount per annum agreed between the Executive and the Compensation Committee, subject to an increase of no less than 10% per annum.

(c)	At each review, the Basic Salary may be increased having regard to:

	(i)	the cost of living;

	(ii)	the responsibilities of the Executive and remuneration available in the workforce outside the Company for a person with responsibilities and experience equivalent to those of the Executive; and

	(iii)	the performance of the Executive.

(d)	Increases in such Basic Salary shall be documented in the Company’s records, but shall not require the parties enter into a new or amended form of this agreement.

4.4 Other Benefits.

Executive shall be entitled to participate in the Company’s Executive stock option plan, life, health, accident, disability insurance plans, pension plans and retirement plans, in effect from time to time (including, without limitation, any incentive program or discretionary bonus program of the Company which may be implemented in the future by the Board), to the extent and on such terms and conditions as the Company customarily makes such plans available to its senior Executives.

5. BONUS AND/OR INCENTIVES

5.1

The Board at their discretion will create an executive cash bonus plan. The bonus will align shareholder values with the bonus plan. The Board will set executive goals with the executives that reward the plans successful completion.

5.2	The Company may with the express agreement of the Executive, satisfy any bonus payment by the granting of shares or other interests in the Company (or any other company acceptable to the Executive).

5.3	The Company may issue options to Executive from time to time.

5.4	The Board or Compensation Committee may award the Executive bonuses from time to time, in their discretion, in cash, stock or other securities of the Company.

6. EXPENSES

(a)	The Company must reimburse the Executive for reasonable out-of-pocket expenses incurred by the Executive on Company business including but not limited to travel and entertainment.

(b)	The Company may require evidence of expenses incurred by the Executive.

The Compensation Committee in conjunction with the Board may approve any variations to this Clause provided that such variations are with the Executive’s consent.

First Amended and Restated Employment Agreement

Golden Matrix Group, Inc. and Anthony Brian Goodman

7. LEAVE

7.1 Leave Entitlements

(a)	The Executive is entitled to public holidays, and holiday leave in conformity with Australian statutory entitlements. https://www.fairwork.gov.au/about-us/legislation

(b)	The Executive must take annual leave at a period or periods agreed between the Company and Executive. The Company’s consent shall not be unreasonably withheld.

(c)

Annual leave entitlements shall accrue on a pro rata basis during the first year of the Executive’s employment by the Company and, thereafter, upon each anniversary of the Employment Date, as provided in the Australian The Fair Work Act 2009. https://www.fairwork.gov.au/about-us/legislation

7.2 Accrued Leave

Subject to any statutory provision, the Company may require the Executive to take any significant accrued leave entitlement.

8.3 Special Leave

The Executive will in each period of twelve months be entitled to seven days special leave. Any untaken special leave is not cumulative and you are required to notify the Company as soon as possible on the day of any absence if you are taking special leave. You will not be entitled to a lump sum payment for unused special leave at the termination of your employment.

8. PAYMENT DURING ABSENCE ON MEDICAL GROUNDS

8.1 Sick Leave Entitlement

(a)

The Company must continue to pay the Executive's salary in full during any absences on medical grounds up to a maximum total of 14 Business Days absence in any period of 12 Months or whatever minimum that may be dictated by local New South Wales (NSW) Australian legislation.

(b)	The Executive’s sick leave entitlement under clause 8.1(a) arises on the Start Date of this agreement and is renewed on each anniversary of that date.

8.2 Sick Leave Not Cumulative

The Executive's sick leave entitlement under clause 8.1(a) is not cumulative from year to year.

8.3 Evidence of Illness or Injury

The Executive must, if the Company so requires, provide evidence to the reasonable satisfaction of the Company that any absence was due to illness or involuntary injury.

First Amended and Restated Employment Agreement

Golden Matrix Group, Inc. and Anthony Brian Goodman

8.4 Compensation

(a)

If the Executive's absence is due to any actionable negligence of a third party for which damages are or may be recoverable then all money paid by the Company under clause 8.1(a) is a loan to the Executive.

(b)

The Executive must immediately notify the Company of any claim, compromise, settlement or judgment made or awarded to the Executive in respect of any absence from work as a result of the negligence of a third party.

(c)

If the Company requires, the Executive must refund to the Company an amount of the money advanced to the Executive for the period of incapacity which is equivalent to any compensation the Executive received for lost wages and other emolument.

9. CONFIDENTIALITY

9.1 Executive's Obligations

The Executive must:

(a)	keep any information secret and confidential, except to the extent that the Executive is required by law to disclose it;

(b)	take all reasonable and necessary precautions to maintain the secrecy and prevent the disclosure of any information; and

(c)	not disclose information to any third party without first obtaining the written consent of the Board except in the ordinary and proper course of employment with the Company.

For the sake of clarity, nothing in this Section 9 prohibits Executive from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Executive does not need the prior authorization of the Company to make any such reports or disclosures and Executive is not required to notify the Company that he has made such reports or disclosures. Executive further understands that this Agreement does not limit Executive’s ability to communicate with any government agencies or otherwise participate in any investigation or proceeding that may be conducted by any government agency, including providing documents or other information, without notice to the Company. This Agreement does not limit Executive’s right to receive an award for information provided to any government agencies, including, but not limited to under Rule 21F-17(a) under the Securities Exchange Act of 1934, as amended, or other rules or regulations implemented under the Dodd-Frank Wall Street Reform Act and Consumer Protection Act. Executive acknowledges, agrees, and understands that (i) nothing in this Agreement prohibits him from reporting to any governmental authority or attorney information concerning suspected violations of law or regulation, provided that Executive does so consistent with 18 U.S.C. § 1833, and (ii) Executive may disclose trade secret information to a government official or to an attorney and use it in certain court proceedings without fear of prosecution or liability, provided that Executive does so consistent with 18 U.S.C. § 1833.

First Amended and Restated Employment Agreement

Golden Matrix Group, Inc. and Anthony Brian Goodman

10.1 Survival of Obligations

The Executive's obligations under this clause survive the termination of this agreement.

11. PROTECTION OF THE COMPANY'S INTERESTS

11.1 Restricted Areas and Restricted Activities

(a)

For the purposes of clause 11.1(b) the expression "competitive with the business of the Company" means in competition with the business of marketing of Gaming Intellectual Property, Online Raffles, Lotteries, Tournaments, Competition’s and Sportsbook operations and technology.

(b)

Subject, to clause 11.2(b), 3.2 and in consideration for $10 and other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the Executive must not, without the prior written consent of the Company do any of the following:

(i)

directly or indirectly carry on (whether alone, in partnership or in joint venture with anyone else) or otherwise be concerned with or interested in (whether as trustee, principal, agent, shareholder, unit holder or in any other capacity) in a similar or competitive business in the U.S.A. and the U.K. for a period of 1 year from the Termination Date;

(ii)

at any time induce or attempt to include any director, manager or Executive of the Company to terminate his employment with the Company, whether or not that person would commit a breach of that person's contract of employment; or

(iii)

directly or indirectly accept or solicit, in any capacity, the business of any customer of the Company with whom Executive worked or otherwise had access to during the last year of Executive’s employment with the Company, or solicit, directly or indirectly, or encourage any of the Company’s customers or suppliers to terminate their business relationship with the Company, or otherwise interfere with such business relationships, for a period of 1 year from the Termination Date.

11.2 Restraints Reasonable

(a)	The Executive and the Company consider the restraints contained in this clause to be reasonable and intend the restraints to operate to the maximum extent.

(b)	If these restraints:

(i)	are void as unreasonable for the protection of the interests of the Company; and

(ii)	would be valid if part of the wording was deleted or the period or area was reduced, then the restraints will apply with the modifications necessary to make them effective.

First Amended and Restated Employment Agreement

Golden Matrix Group, Inc. and Anthony Brian Goodman

11.3 Restraints Independent

The restraints contained in this clause are separate, distinct and several, so that the unenforceability of any restraint does not affect the enforceability of the other restraints.

11.4 Acknowledgments by Executive

The Executive acknowledges that:

(a)	the Executive will obtain information concerning the business and finances of the Company and Group Companies including trade secrets and industrial processes;

(b)	disclosure of Information could materially harm the Company;

(c)	the restrictive covenants contained in this clause are reasonable and necessary for the protection of the goodwill of the Company;

(d)	the remedy of damages may be inadequate to protect the interests of the Company and the Company is entitled to seek and obtain injunctive relief, or any other remedy, in any Court; and

(e)

in view of the importance of the restraints contained in this clause for the protection of the proprietary interests of the Company, this clause will survive the termination of the Executive's employment with the Company in all circumstances including repudiation by the Company of the remainder of this agreement.

12.1 Survival of Obligations

The Executive's obligations under this clause 12 shall survive the termination of this agreement.

12.2 Definition

The expression Termination Date means the date when the Executive ceases to be employed by the Company.

13. RESTRICTIONS ON OTHER ACTIVITIES OF THE EXECUTIVE

13.1 Inducements

Other than under this agreement, the Executive must not accept any payment or other benefit as an inducement or reward for any act in connection with the business of the Company or any Group Company. This clause does not prevent the Executive receiving any dividend arising from him holding shares in the Company or any Group Company.

First Amended and Restated Employment Agreement

Golden Matrix Group, Inc. and Anthony Brian Goodman

14. TERMINATION

14.1 Termination because of Illness

The Company may terminate this agreement by not less than 2 Weeks notice in writing if it is adjudicated under part 15 that the Executive:

(a)	is incapacitated by illness or accident as certified by an independent medical officer for an accumulated period of 6 Months in any 24 Month period; or

(b)	is advised by an independent medical officer that the Executive's health has deteriorated to a degree that it is advisable for the Executive to cease working permanently for the Company.

14.2 Immediate Termination by the Company

The Company may terminate this agreement immediately if it is adjudicated under part 15 that the Executive:

(a)

Commits any act of dishonesty, fraud, willful disobedience, misconduct or breach of duty, as determined in the reasonable discretion of the independent members of the Board of Directors acting in good faith (without the vote of the Executive);

(b)

undertakes any of the activities described in clause 11.1 during his employment by the Company, as determined by the reasonable determination of the independent members of the Board of Directors of the Company acting in good faith (without the vote of the Executive);

(c)

willfully, persistently and materially breaches this agreement and does not remedy the breach within 14 days after receipt of notice in writing from the Company specifying the breach, as determined by the reasonable determination of the independent members of the Board of Directors of the Company acting in good faith (without the vote of the Executive); or

(d)

is of unsound mind or becomes liable to be dealt with under any law relating to mental health, as determined by the reasonable determination of the independent members of the Board of Directors of the Company acting in good faith (without the vote of the Executive).

14.3 Immediate Termination by the Executive

The Executive may terminate this agreement immediately upon, and for a period of thirty (30) days following, the occurrence of any of the following:

(a)	the Company has gone into receivership or liquidation;

(b)	any amount payable by the Company to the Executive under this agreement remains unpaid for more than 14 days after the Executive has given written notice of default to the Company;

First Amended and Restated Employment Agreement

Golden Matrix Group, Inc. and Anthony Brian Goodman

(c)	without Executive’s consent, his position or duties are modified by the Company to such an extent that his duties are no longer consistent with the position of CEO of the Company;

(d)

there has been a material breach by the Company of a material term of this Agreement or Employee reasonably believes that the Company is violating any law which would have a material adverse effect on the Company’s operations and such violation continues uncured following thirty (30) days after such breach and after notice thereof has been provided to the Company by the Executive, or

(e)

Executive’s compensation as set forth hereunder is reduced without Executive’s consent, or the Company fails to pay to Executive any compensation due to him hereunder upon fifteen (15) days written notice from Executive informing the Company of such failure.

14.4 Severance Pay

If the Executive’s employment herein is terminated (a) by the Company without "Cause", except for a reason set forth in Section 14.1 or 14.2 hereof, or (b) by the Executive pursuant to Section 14.3 hereof (each a “Severance Termination”), the Company shall pay the Executive severance pay in an amount equal to (a) a lump sum cash severance payment equal to the sum of (i) 18 months of Executive’s then current annual Basic Salary plus (ii) an amount equal to Executive’s targeted bonus for the year of termination (such total payment referred to herein as the “Severance Payment”); (b) Executive shall be entitled to a lump sum cash bonus payment based on prior service in an amount equal to the sum of (i) any unpaid bonus for the prior year that would have been paid had Executive not been terminated prior to such payment plus (ii) Executive’s targeted bonus for the year of termination multiplied by the number of days in such year preceding the termination date, divided by 365; additionally and notwithstanding anything to the contrary in any equity award agreement, any unvested stock options or other equity compensation (including, but not limited to restricted stock units (RSUs)) previously granted to the Executive will vest immediately upon such termination and in the case of stock options, shall be exercisable by the Executive until the earlier of (A) one (1) year from the date of termination and (B) the latest date upon which such stock options or equity would have expired by their original terms under any circumstances. For purposes of this Agreement, the term for "Cause" shall mean because of gross negligence or willful misconduct by the Executive either in the course of his employment hereunder or the Executive's ability to perform adequately and effectively his duties hereunder as determined in the reasonable good faith determination of the independent members of the Board of Directors.

Additionally, in the event of a Severance Termination, unvested equity benefits (including options, unvested RSU’s or unvested equity awards) will vest immediately upon such termination. Executive shall be entitled to no other post-employment benefits except as provided for under this Section 14.4 and for benefits payable under applicable benefit plans in which Executive is entitled to participate through the termination date, subject to and in accordance with the terms of such plans.

14.5 Termination Payment

Except as set forth under Section 14.4 or 14.6, below, upon the termination of this Agreement by the Company or Executive, Executive shall be entitled to salary accrued through the termination date and no other benefits other than as required under the terms of employee benefit plans in which Executive was participating as of the termination date. Additionally, any unvested stock options or unvested equity compensation held by Executive shall immediately terminate and be forfeited (unless otherwise provided in the applicable award agreement) and any previously vested stock options (or if applicable equity compensation) shall be subject to terms and conditions set forth in the applicable Stock Incentive Plan or Equity Compensation Plan, or award agreement, as such may describe the rights and obligations upon termination of employment of Executive.

First Amended and Restated Employment Agreement

Golden Matrix Group, Inc. and Anthony Brian Goodman

14.7 Change of Control Payment

In the event that Executive’s employment is terminated (a) by the Company for any reason other than (i) those set forth in Section 14.1 or 14.2 hereof, (ii) by the death of Executive, or (iii) by the Company without "Cause", or (b) by the Executive pursuant to Section 14.3 hereof (as applicable, a “Change of Control Termination”) during the twelve month period following a Change of Control or in anticipation of a Change of Control, the Company shall pay Executive, within 60 days following the later of (i) the date of such Change of Control Termination; and (ii) the date of such Change of Control, a cash severance payment in a lump sum in an amount equal to 3.0 times the sum of (a) the current annual Base Salary of the Executive (less any actual payments made in connection with any severance payments pursuant to Section 14.4); and (b) the amount of the most recent bonus paid to the Executive for the last completed fiscal year, if any (less any actual payments made in connection with any severance payments pursuant to Section 14.4)((a) and (b), the “Change of Control Payment”). If Executive’s employment ends due to a Change of Control Termination within six (6) months prior to a Change of Control, it will be deemed to be “in anticipation of a Change of Control” for purposes of this paragraph. In addition, in the event of a Change of Control, all of Executive’s equity-based compensation (including options and equity subject to vesting) shall immediately vest regardless of whether the Executive is retained by the Company or successor following the Change of Control. Additionally, in the event of a Change of Control Termination, unvested equity benefits and awards (including options, unvested RSU’s or unvested equity awards) will vest immediately upon such termination and in the case of stock options, shall be exercisable by the Executive until the earlier of (A) one (1) year from the date of termination and (B) the latest date upon which such stock options or equity would have expired by their original terms under any circumstances.

For the sake of clarity, if the Executive has already received any severance pay under Section 14.4, above, prior to a deemed Change of Control Termination, such amounts shall be subtracted from the Change of Control Payment payable hereunder.

14.8 Payment in Lieu of Severance

Payment under clause 14.4 constitutes full satisfaction and discharge of the Company's obligations with respect to notice of termination.

14.9 Obligations on Termination

On termination of this agreement, the Executive must return to the Company all tangible property of the Company or any Group Company including, but not limited to, all books, documents, papers, materials, credit cards, cars and keys held by the Executive or under the Executive's control.

First Amended and Restated Employment Agreement

Golden Matrix Group, Inc. and Anthony Brian Goodman

15. ADJUDICATION

An issue which requires adjudication under this agreement is adjudicated if the following procedures are followed:

(a)

The parties must within two (2) Business Days after the receipt of notice from a party requiring adjudication appoint an Expert agreed to by both parties to determine which of the Company's or the Executive's position is the more reasonable having regard to the law and the facts.

(b)	If the Expert appointed under clause (a) is unable to carry out the determination another Expert must be appointed in accordance with clause (a) to determine the dispute.

(c)	The Expert appointed under this clause acts as an expert and not an arbitrator.

(d)

Each party must make a written submission to the Expert in support of its position. The submission must be delivered to the Expert within 15 days after his/her appointment, and must request the Expert's determination on an urgent basis.

(e)	The parties must co-operate fully with the Expert and make available to the Expert all relevant information and documents.

(f)	The Expert's determination is final and binding on the parties.

(g)	The cost of the Expert shall be borne by the party whose position was not determined to be the more reasonable by the Expert.

(h)

Failure by a party to do anything required of it under this clause 15 shall be deemed a refusal to co-operate fully and the matter shall be deemed adjudicated in favor of the other party which shall entitle the other party to act on the basis that the Expert has adjudicated in its favor.

(i)	Until the dispute has been decided by the Expert, the status quo shall prevail.

16. INDEMNIFICATION

16.1.

The Company agrees to indemnify Executive and hold Executive harmless from and against any and all losses, claims, damages, liabilities and costs (and all actions in respect thereof and any legal or other expenses in giving testimony or furnishing documents in response to a subpoena or otherwise), including, without limitation, the costs of investigating, preparing or defending any such action or claim, whether or not in connection with litigation in which Executive is a party, as and when incurred, directly or indirectly caused by, relating to, based upon or arising out of any work performed by Executive in connection with this agreement to the full extent permitted by the Nevada Revised Statutes, and by the Articles of Incorporation and Bylaws of the Company, as may be amended from time to time, and pursuant to any indemnification agreement between Executive and the Company.

First Amended and Restated Employment Agreement

Golden Matrix Group, Inc. and Anthony Brian Goodman

16.2.	The indemnification provision of this ARTICLE 16 shall be in addition to any liability which the Company may otherwise have to Executive.

16.3.

If any action, proceeding or investigation is commenced as to which Executive proposes to demand such indemnification, Executive shall notify the Company with reasonable promptness. Executive shall have the right to retain counsel of Executive’s own choice to represent Executive and the Company shall pay all reasonable fees and expenses of such counsel; and such counsel shall, to the fullest extent consistent with such counsel’s professional responsibilities, cooperate with the Company and any counsel designated by the Company. The Company shall be liable for any settlement of any claim against Executive made with the Company’s written consent, which consent shall not be unreasonably withheld or delayed, to the fullest extent permitted by the Nevada Revised Statutes and the Articles of Incorporation and Bylaws of the Company, as may be amended from time to time.

17. GENERAL

17.1 Notices

(a)	Any notice or other communication including, but not limited to, any request, demand, consent or approval, to or by a party to this agreement:

	(i)	must be in legible writing and in English addressed as shown at the commencement of this agreement, or as specified to the sender by any party by notice;

	(ii)	where the sender is a company, must be signed by an officer or under the common seal of the sender;

	(iii)	is regarded as being given by the sender and received by the addressee:

(1)	if by delivery in person, when delivered to the addressee;

(2)	if by post, 3 Business Days from and including the date of postage; or

(3)	if by email transmission, when transmitted to the addressee, but if the delivery or receipt is on a day which is not a Business Day or is after 4:00 pm (addressee's time) it is regarded as received at 9:00 am on the following Business Day; and

(iv)

can be relied upon by the addressee and the addressee is not liable to any other person for any consequences of that reliance if the addressee believes it to be genuine, correct and authorised by the sender.

First Amended and Restated Employment Agreement

Golden Matrix Group, Inc. and Anthony Brian Goodman

(b)

A facsimile transmission is regarded as legible unless the addressee telephones the sender within 2 hours after transmission is received or regarded as received under clause 16.1(a)(iii) and informs the sender that it is not legible.

(c)	In this clause 16.1, a reference to an addressee includes a reference to an addressee's officers or agents.

17.2 Governing Law and Jurisdiction

(a)

Save for the provisions of clause 15 above and the other provisions of this agreement specifically referencing Australian laws (local or otherwise), this agreement shall be governed and interpreted in accordance with the laws of Nevada, USA and the parties irrevocably submit to the non-exclusive jurisdiction of the courts of Nevada.

(b)	Each of the parties irrevocably waives any objection to the venue of any legal process on the basis that the process has been brought in an inconvenient forum.

17.3 Prohibition, Enforceability and Severance

(a)	Any provision of, or the application of any provision of, this agreement which is prohibited in any jurisdiction is, in that jurisdiction, ineffective only to the extent of that prohibition.

(b)

Any provision of, or the application of any provision of, this agreement which is void, illegal or unenforceable in any jurisdiction does not affect the validity, legality or enforceability of that provision in any other jurisdiction or of the remaining provisions in that or any other jurisdiction.

(c)	If a clause is void, illegal or unenforceable, it may be severed without affecting the enforceability of the other provisions in this agreement.

17.4 Waiver

The failure of either the Company or the Executive at any time to require performance by the other party of any provision of this agreement does not affect the party's right to require the performance at any time.

The waiver by either party of a breach of any provision must not be held to be a waiver of any succeeding breach of the provision or a waiver of the provision itself.

17.5 Binding Effect; Assignment.

This agreement shall be binding upon and inure to the benefit of the parties and their respective legal representatives, heirs, successors and assigns. Executive may not assign any of his rights or obligations under this agreement. The Company may assign its rights and obligations under this agreement to any successor entity.

First Amended and Restated Employment Agreement

Golden Matrix Group, Inc. and Anthony Brian Goodman

17.6 Entire Agreement.

This agreement sets forth the entire agreement between the parties with respect to the subject matter hereof, and supersedes any and all prior agreements between the Company and Executive, whether written or oral, relating to any or all matters covered by and contained or otherwise dealt with in this agreement, including, but not limited to the Prior Agreement. This agreement does not constitute a commitment of the Company with regard to Executive’s employment, express or implied, other than to the extent expressly provided for herein.

17.7 Amendment.

No modification, change or amendment of this agreement or any of its provisions shall be valid, unless in a writing signed by the parties and approved by the Compensation Committee.

17.8 Legal Counsel.

Executive acknowledges and warrants that (A) he has been advised that Executive’s interests may be different from the Company’s interests, (B) he has been afforded a reasonable opportunity to review this agreement, to understand its terms and to discuss it with an attorney and/or financial advisor of his choice and (C) he knowingly and voluntarily entered into this agreement. The Company and Executive shall each bear their own costs and expenses in connection with the negotiation and execution of this agreement.

17.9 Clawback.

Notwithstanding any provision in this agreement to the contrary, any portion of the payments and benefits provided under this agreement, as well as any other payments and benefits which the Executive receives pursuant to a Company plan or other arrangement, shall be subject to a clawback to the extent necessary to comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act or any Securities and Exchange Commission rule.

17.10 Counterparts, Effect of Facsimile, Emailed and Photocopied Signatures.

This agreement and any signed agreement or instrument entered into in connection with this agreement, and any amendments hereto or thereto, may be executed in one or more counterparts, all of which shall constitute one and the same instrument. Any such counterpart, to the extent delivered by means of a facsimile machine or by .pdf, .tif, .gif, .peg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”) shall be treated in all manners and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party, each other party shall re execute the original form of this agreement and deliver such form to all other parties. No party shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

[Remainder of page left intentionally blank. Signature page follows.]

First Amended and Restated Employment Agreement

Golden Matrix Group, Inc. and Anthony Brian Goodman

EXECUTED AS AN AGREEMENT

EXECUTED FOR AND ON BEHALF OF

Golden Matrix Group Inc.

by authority of its Board Member: Thomas McChesney

/s/ Thomas McChesney

EXECUTED FOR AND ON BEHALF OF

Golden Matrix Group Inc.

by authority of its Board Member: Murray Smith

/s/ Murray Smith

SIGNED SEALED AND DELIVERED

by the said Anthony Brian Goodman

/s/ Anthony Brian Goodman

First Amended and Restated Employment Agreement

Golden Matrix Group, Inc. and Anthony Brian Goodman